Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001-8602 --------- TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com July 5, 2023

FIRM/AFFILIATE
OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

CXApp Inc.

Four Palo Alto Square, Suite 200

3000 El Camino Real

Palo Alto, CA 94306

Re:	CXApp Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to CXApp Inc. (formerly known as KINS Technology Group Inc. (“KINS”)), a Delaware corporation (the “Company”), in connection with (a) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) by the selling securityholder (the “Selling Securityholder”), (b) the resale of up to 10,280,000 warrants to purchase Common Stock (the “Secondary Warrants”), previously issued in a private placement pursuant to the Warrant Agreement, dated as of December 14, 2020, by and between Continental Stock Transfer & Trust Company and KINS (the “Warrant Agreement”) and (c) the issuance of up to 24,080,000 shares of Common Stock reserved for issuance upon the exercise of warrants to purchase common stock. The Common Stock subject to resale in (a) and (c) are collectively referred to as “Secondary Shares” (and together with the Secondary Warrants, the “Secondary Securities”). The Secondary Securities were issued pursuant to the following agreements (together with the Warrant Certificate (as defined below), the “Transaction Agreements”): (i) the subscription agreements entered into by and among KINS, KINS Capital LLC (“Sponsor”) and certain funds and accounts managed by BlackRock, Inc. (“Direct Anchor Investors”) relating to the purchase of shares of common stock in private placements consummated in connection with the business combination and (ii) the Warrant Agreement.

CXApp Inc.

July 5, 2023

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-1 of the Company relating to the Securities filed on April 19, 2023, with the Securities and Exchange Commission (the “Commission”) under the Securities Act, and Amendment No. 1 thereto, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of a certificate of Eric Zimits, then-Secretary and Chief Corporate Development Officer of KINS, dated February 9, 2023 (the “Pre-Closing Secretary’s Certificate”);

(c) an executed copy of a certificate of Khurram P. Sheikh, Chief Executive Officer of the Company, dated March 14, 2023 (the “Closing Officer’s Certificate”);

(d) an executed copy of a certificate of Khurram P. Sheikh, Chief Executive Officer of the Company, dated March 14, 2023 (the “Secretary’s Certificate,” and collectively with the Pre-Closing Secretary’s Certificate and the Closing Officer’s Certificate, the “Officers’ Certificates”);

(e) a copy of the Certificate of Incorporation of KINS, in effect as of December 14, 2020, certified by the Secretary of State of the State of Delaware (the “DE Secretary of State”) as of December 14, 2022, and certified pursuant to the Pre-Closing Secretary’s Certificate;

(f) a copy of the Company’s Amended and Restated Certificate of Incorporation as in effect as of March 14, 2023, and certified pursuant to the Secretary’s Certificate;

(g) a copy of KINS’ Bylaws as in effect as of December 14, 2020, and certified pursuant to the Pre-Closing Secretary’s Certificate;

(h) a copy of the Company’s Bylaws as in effect as of March 14, 2023 (the “A&R Bylaws”), and certified pursuant to the Secretary’s Certificate;

CXApp Inc.

July 5, 2023

(i) a copy of certain resolutions of the Board of Directors of KINS adopted on December 14, 2020;

(j) a copy of certain resolutions of the Company’s Board of Directors adopted on March 14, 2023;

(k) a copy of the Company’s Form of Warrant Certificate (the “Warrant Certificate”);

(l) a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware; and

(m) an executed copy of the Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, KINS Merger Sub, Inc. Inpixon, and CXApp Holding Corp.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Securityholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Securityholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Officers’ Certificates.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 1 below, we have assumed that (i) the Company received the consideration for the Secondary Securities set forth in the applicable board resolutions and (ii) the issuance of the Secondary Securities has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Securityholders and others and of public officials, including those in the Officers’ Certificates.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

CXApp Inc.

July 5, 2023

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

2.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)	we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)	except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)	we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement or the Warrant Certificate relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

CXApp Inc.

July 5, 2023

(e)	to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement or the Warrant Certificate, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

(f)	we do not express any opinion with respect to the enforceability of any provision of the Warrant Agreement or the Warrant Certificate to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts; and

(g)	we call to your attention that irrespective of any agreement the parties may have to the Warrant Agreement or the Warrant Certificate, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Warrant Agreement or the Warrant Certificate.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)	neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law);

CXApp Inc.

July 5, 2023

(b)	neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption set forth in this clause (b) with respect to the Opined-on Law);

(c)	(i) an appropriate account statement evidencing the Securities credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Securities has been or will be properly recorded in the books and records of the Company; and (v) the consideration received by the Company for each of the Securities delivered pursuant to the applicable Transaction Agreements shall not be less than the per share par value of the Securities;

(d)	the Transaction Agreements have not been amended, restated, supplemented or otherwise modified, that the Transaction Agreements have been duly authorized by all requisite corporate action of the Company and that the Transaction Agreements, as applicable, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except that we do not make the assumption set forth in this clause (d) with respect to the Secondary Warrants); and

(e)	the issuance of the Secondary Shares did not, or will not, as applicable, violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Amended and Restated Certificate of Incorporation, the A&R Bylaws or the Transaction Agreements).

CXApp Inc.

July 5, 2023

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP